U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Darden, Glenn

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   (Last)                            (First)              (Middle)

777 West Rosedale Street, Suite 300

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                                    (Street)

Fort Worth, TX 76104

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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

Quicksilver Resources Inc. (KWK)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

12/2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

President and Chief Executive Officer
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value                                                                     358,772        D         N/A
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Common stock, $.01 par value                                                                     5,127,517      I         By Mercury
                                                                                                                          Explora-
                                                                                                                          tion
                                                                                                                          Company
------------------------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value                                                                     3,030,861      I         By
                                                                                                                          Quick-
                                                                                                                          silver
                                                                                                                          Energy,
                                                                                                                          L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value                                                                     113,350        I         As co-
                                                                                                                          trustee
                                                                                                                          for the
                                                                                                                          Darden
                                                                                                                          Family
                                                                                                                          Trusts
====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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*Stock Option       $3.6875                                  2/10/01  2/10/05  Common    81,356  N/A       81,356    D        N/A
                                                             (1/3)             stock,
                                                             2/10/02           $.01
                                                             (1/3)             par
                                                             2/10/03           value
                                                             (1/3)
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*Stock Option       $8.75                                    3/4/99   3/7/02   Common    11,428  N/A      11,428    D        N/A
                                                                               stock,
                                                                               $.01
                                                                               par
                                                                               value
------------------------------------------------------------------------------------------------------------------------------------
Stock Purchase      $12.50                                   3/4/99   3/31/02  Common    197,000 N/A      197,000   I        By
Warrant                                                                        stock,                                        Mercury
                                                                               $.01                                          Explor-
                                                                               par                                           ation
                                                                               value                                         Company
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Stock Purchase      $20.00                                   3/4/99   3/31/02  Common    297,000 N/A      297,000   I        By
Warrant                                                                        stock,                                        Mercury
                                                                               $.01                                          Explor-
                                                                               par                                           ation
                                                                               value                                         Company
------------------------------------------------------------------------------------------------------------------------------------
Stock Purchase      $12.50                                   3/4/99   3/31/02  Common    55,000  N/A      55,000    D        N/A
Warrant                                                                        stock,
                                                                               $.01
                                                                               par
                                                                               value
------------------------------------------------------------------------------------------------------------------------------------
Stock Purchase      $20.00                                   3/4/99   3/31/02  Common    55,000  N/A      55,000    D        N/A
Warrant                                                                        stock,
                                                                               $.01
                                                                               par
                                                                               value
------------------------------------------------------------------------------------------------------------------------------------
*Stock Option       $16.04   12/4/02  A        8,333         12/4/02  12/4/06  Common    8,333   N/A      8,333     D        N/A
                                                             (1/3)             stock,
                                                             12/4/03           $.01
                                                             (1/3)             par
                                                             12/4/04           value
                                                             (1/3)
====================================================================================================================================

Explanation of Responses:
* Represents a right to buy.


/s/ Glenn Darden                                          3/8/02
---------------------------------------------            -----------------------
By:  Glenn Darden                                        Date

      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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